EXHIBIT 99.1

FOR IMMEDIATE RELEASE	SYMBOL: GISX
Monday, May 12, 2003	TRADED: Nasdaq

GLOBAL IMAGING SYSTEMS ANNOUNCES PROPOSED OFFERING OF CONVERTIBLE NOTES

TAMPA, Fla, May 12—Global Imaging Systems, Inc. (Nasdaq: GISX) today announced its intention to sell, subject to market and other conditions, $50 million principal amount of Senior Subordinated Convertible Notes Due 2008 to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933 (the “Securities Act”). In addition, Global will grant the initial purchasers a 30-day option to purchase up to an additional $7.5 million principal amount of the notes. The interest rate, conversion rate (including the circumstances in which a holder may convert its notes) and offering price are to be determined by negotiations between Global and the initial purchasers of the notes.

The notes offering is part of a larger debt refinancing, the purpose of which is to reduce Global’s interest payments and improve its capitalization. Global plans to use the proceeds of this offering to repay a portion of its outstanding debt under its senior credit facility. The company then intends to refinance its senior credit facility and use the proceeds to redeem its currently outstanding

10-3/4% notes.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these notes or the common stock issuable upon conversion thereof. The notes being offered and the common stock issuable upon conversion of the notes have not been registered under the Securities Act or any state securities laws, and may not be offered or sold in the United States absent registration under, or an applicable exemption from, the registration requirements of the Securities Act and applicable state securities laws.

The information in this news release is forward-looking, and is subject to the risk that some or all of the proposed notes offering, or the company’s larger debt refinancing, will not occur as planned.

FOR FURTHER INFO:	Global Imaging Systems, Inc., Tampa
Tom Johnson or Ray Schilling, 813/960-5508
-or-
Investor Relations Consultants, Inc. 727/781-5577
E-mail: gisx@mindspring.com